Exhibit 10.18

December 21, 2009

Mr. Robert F. Reich

1177 Bishop Street

Honolulu, HI 96813

Dear Bob:

You and Hawaiian Telcom Communications, Inc. (the “Company”) signed an amendment dated May 13, 2008 (the “Amendment”) to your employment agreement dated March 5, 2007 (the “Employment Agreement”).  In order to provide clarity regarding the parties’ intent, you and the Company have agreed to modify the Amendment as set forth herein. Except as otherwise amended in this letter agreement, the Employment Agreement, as amended by the Amendment, remains in full force and effect.

1.              Paragraph 7 of the Amendment is hereby amended and restated in its entirety as follows:

“7. (a).             In the event that your employment is terminated by the Company without Cause (and such termination constitutes a “separation from service” as defined in Treasury Regulation 1.409A-1(h) (“Separation”)), the Company shall:

(i) continue to pay, in accordance with normal payroll practices, your base salary for the period beginning on the date of Separation and ending on the earliest to occur of (a) the one year anniversary of the date of Separation,  (b) the first date you violate any covenant contained in the Hawaiian Telcom Business Protection Agreement referred to in Paragraph 8 below, (c) the fifth (5th) day following the date of Separation in the event the Company has not received by that date your executed general waiver and release of claims in the Company’s customary form and voluntary waiver of any review period, (d) the first date of your revocation of the general waiver and release, or (e) the first date of your employment or consultancy (whether as an employee, independent contractor, or otherwise) with another company based on more than twenty (20) hours per week (and you agree to inform the Company immediately upon your becoming such an employee or consultant with another company), such period referred to as the “Salary Continuation Period”;

(ii) pay you a pro-rated bonus for the year of Separation, which except for the pro-ration shall be pursuant to the terms and conditions set forth in the Bonus Plan and shall be payable at such time as bonuses are paid to other executive officers who participate therein;

(iii) continue coverage (at the Company’s expense), for the period set forth in clause (i) above, for you and any dependents under all Company group health benefit plans in which you and any dependents were entitled to participate immediately prior to the date of Separation, excluding Exec-U-Care or similar supplemental coverage policies for senior executives;

(iv) reimburse you, in the event such termination occurs prior to the third anniversary of the Effective Date of your Employment Agreement, for all reasonable relocation expenses incurred by you due to your relocation back to the mainland United States at a location of your choice, in accordance with the Company’s relocation plans and policies and subject to a limit of the lesser of (a) 30% of your annual base salary and (b) $100,000;

(v) reimburse you, in the event such termination occurs prior to the third anniversary of the Effective Date of your Employment Agreement, for any broker commissions (up to 6%) paid on the sale of your home in Hawaii in connection with the relocation described in clause (iv) above, offset by any amount that the selling price exceeds your cost basis in the home.

With respect to any reimbursements paid to you pursuant to clauses (iv) and (v) above which are taxable to you, you will be entitled to receive an additional payment from the Company in an amount such that, after payment by you of all income taxes imposed on the reimbursements and the additional payment, you would retain an amount equal to such reimbursements.  In the event the Company modifies the Salary Continuation Period or other terms of the severance benefits applicable to Senior Vice Presidents of the Company, the severance benefits described in this Paragraph 7 will be modified on a consistent basis.

7. (b).                  This Paragraph 7(b) shall apply only to the extent that any payment under this Agreement constitutes “nonqualified deferred compensation” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and not to payments that are exempt from Section 409A of the Code (due to, for example, application of the short term deferral rule or separation pay exceptions).  To the extent any such payment of any amount constitutes “nonqualified deferred compensation” and you are deemed on the date of termination to be a “specified employee” within the meaning of Code Section 409A(a)(2)(B), any amounts to which you are entitled under this Paragraph 7 that constitute “non-qualified deferred compensation” under Code Section 409A and would otherwise be payable prior to the earlier of (i) the 6-month anniversary of your Separation and (ii) the date of your death (the “Delay Period”) shall instead be paid in a lump sum immediately upon (and not before) the expiration of the Delay Period to the extent such delay is required under Section 409A of the Code.  Any lump sum payment of delayed payments under this Paragraph 7(b) shall be paid with interest to reflect the period of delay, with such interest to accrue at the prime rate in effect at Citibank, N.A. at the time of the Separation.  Any remaining payments due under the Agreement shall be paid as otherwise provided herein.  The determination of whether you are a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i) as of the time of Separation shall made by the

Company in accordance with the terms of Code Section 409A and applicable guidance thereunder (including without limitation Treasury Regulation Section 1.409A-1(i) and any successor provision thereto).”

This amendment to the Employment Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.  This letter agreement shall be governed and construed under the internal laws of the State of Hawaii and may be executed in several counterparts.

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Very truly yours,

/s/ William Chung
William Chung
VP – Human Resources & Labor Relations
December 29, 2009

Agreed and Accepted:

/s/ Robert F. Reich
Robert F. Reich
December 29, 2009